As filed with the Securities and Exchange Commission on March 1, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRMOUNT BANCORP, INC.

(Exact Name of Company as Specified in Its Charter)

Maryland	27-1783911
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8216 Philadelphia Road Baltimore, Maryland	21237
(Address of Principal Executive Offices)	(Zip Code)

Fairmount Bancorp, Inc.

2010 Stock Option Plan

(Full title of the Plan)

Fairmount Bancorp, Inc.

2010 Recognition and Retention Plan

and Trust Agreement

(Full title of the Plan)

Joseph M. Solomon, President

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, Maryland 21237

(Name and Address of Agent For Service)

(410) 866-4500

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esq.

Peter J. Rivas, Esq.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

499 South Capitol St., S.W.

Washington, D.C. 20003

(202) 203-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	62,164 (1)	(2)	$876,512.40 (2)	$100.45

(1)	Maximum number of shares issuable under the Fairmount Bancorp, Inc. 2010 Stock Option Plan (44,403 shares) and the Fairmount Bancorp, Inc. Recognition and Retention Plan and Trust Agreement (17,761 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the Registrant.
(2)	Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised. 62,164 shares are being registered hereby, of which 37,760 are under option at an exercise price of $14.10 per share ($532,416 in the aggregate). The remainder of the shares, which are not presently subject to option (24,404 shares), are being registered based upon the average of the high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on February 27, 2012, of $14.10 per share ($344,096.40 in the aggregate). Therefore, the total amount of the offering being registered herein is $876,512.40.

PART I

INFORMATION REQUIRED IN THE SECTION

10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in Fairmount Bancorp, Inc. 2010 Stock Option Plan (the “Option Plan”) and the Fairmount Bancorp, Inc. 2010 Recognition Plan and Trust Agreement (the “Recognition Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference

The following documents, which have been filed by Fairmount Bancorp, Inc. (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (Commission File No. 0-53996);

(b)	The Company’s Quarterly Report on Form 10-Q filed on February 14, 2012;

(c)	The Company’s Current Reports on Form 8-K filed on October 13, 2011, October 25, 2011 and February 28, 2012;

(d)	The description of the Common Stock of the Company contained in the Company’ Registration Statement on Form 8-A filed with the Commission on May 27, 2010; and

(e)	All other reports filed by the Company with the Commission pursuant to Section 13 (a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

In addition, all documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except to the extent otherwise provided in Regulation S-K of any other rule promulgated by the Commission, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission. Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

In accordance with the Maryland General Corporation Law (the “MGCL”), Articles 10 and 11 of the Articles of Incorporation of Fairmount Bancorp, Inc. (the “Corporation”) set forth (i) circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and (ii) limitations on liability of officers and directors.

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if: such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation on to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation on to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be ‘entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy; agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The foregoing discussion of the Company’s Articles of Incorporation and the MGCL is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation and the MGCL, respectively.

Item 7. Exemption from Registration Claimed

Not Applicable

Item 8. Exhibits

5	An opinion of counsel of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

23.1	Consent of Smith Elliott Kearns & Company, LLC.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5).

Item 9. Undertakings

1. The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of Baltimore, State of Maryland, on this 29th day of February, 2012.

FAIRMOUNT BANCORP, INC.

By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph M. Solomon his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph M. Solomon Joseph M. Solomon	President, Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2012

/s/ Jodi L. Beal Jodi L. Beal	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 29, 2012

/s/ William G. Yanke William G. Yanke	Director	February 29, 2012

/s/ Jay T. French Jay T. French	Chairman of the Board	February 29, 2012

/s/ Edward J. Lally Edward J. Lally	Director	February 29, 2012

/s/ Mary R. Craig Mary R. Craig	Director	February 29, 2012

/s/ Edgar F. Lassahn Edgar F. Lassahn	Director	February 29, 2012